EXHIBIT 10.8.1
FIRST AMENDMENT TO THE
CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN
The CNA SUPPLEMENTAL EXECUTIVE SAVINGS AND CAPITAL ACCUMULATION PLAN, as restated by CNA effective January 1, 2009, is hereby amended as follows:
1.    Section 1.5 of the Plan is amended by re-lettering paragraphs (n) through (r) as paragraphs (o) through (s), respectively, and inserting the following new paragraph (n):

“(n)	Excess Benefit Plan” means the separable portion of the Plan contained in Appendix B.”
2.    Section 2.1 of the Plan is amended by adding a new paragraph (d) to read as follows:
“(d)    Any Employee who becomes a Participant, but who becomes ineligible to enter into a Deferral Agreement for any subsequent Plan Year by reason of a decrease in Compensation, shall remain a Participant, and shall be credited with Employer Contributions pursuant to Section 2.3, for so long as he remains an Employee, unless otherwise determined by the Administrator.”
3.    A new Section 2.8 is added to Article II to read as follows:
“2.8    Excess Benefit Plan Participants. If an Employee who has been a Participant in the Excess Benefit Plan becomes eligible pursuant to Section 2.1, such Employee shall become a Participant, and his Account under the Excess Benefit Plan shall be transferred to and become a part of his Account under the Plan. Such Participant shall not be eligible to make a new payment election under Section 2.6(b), but any election made by the Participant under the Excess Benefit Plan shall be treated as having been made under Section 2.6(b) and shall apply to his entire Account.”
4.    A new Appendix B is added to the Plan, in the form of Appendix B attached to this Amendment.
5.    This amendment shall be effective as of January 1, 2009, as if included in the restatement of the Plan effective as of such date. Except as otherwise provided herein, the Plan shall remain in full force and effect.
CNA FINANCIAL CORPORATION

By: /s/ Thomas Pontarelli
Thomas Pontarelli, Executive Vice President &
Chief Administration Officer, Continental Casualty
Company

“APPENDIX B
EXCESS BENEFIT PLAN
B1.Purpose and Interpretation. The purpose of this Appendix B is to establish a separable portion of the Plan, referred to herein as the “Excess Benefit Plan”, solely for the purpose of providing benefits for Employees whose benefits under the S-CAP are restricted by Code §415. Except as otherwise specifically provided in this Appendix B, all provisions of the Plan shall apply to Participants in the Excess Benefit Plan to the same extent and in the same manner such provisions apply to Participants in the Plan. All capitalized terms used in this Appendix B shall have the same meaning as such terms as defined in the Plan. It is the Company's intent that the benefits accrued for Participants solely under this Appendix B shall constitute a separable part of the Plan that constitutes an “excess benefit plan” as defined in §3(36) of ERISA.
B2.Eligibility. The Employees who are eligible to participate in the Excess Benefit Plan shall be those Employees whose benefits under the S-CAP are restricted solely by Code §415, and who are not, and never have been, eligible to participate in the Plan pursuant to Section 2.1 thereof. An Employee shall become a Participant in the Excess Benefit Plan on the first payroll date on which an Employer contribution that would otherwise have been credited to his account in the S-CAP cannot be credited solely by reason of Code §415, and shall remain a Participant in the Excess Benefit Plan until either his Account is fully distributed, or he transfers to the Plan pursuant to Section B4 below.
B3.Benefits Credited to Account. The amount credited to the Account of a Participant in the Excess Benefit Plan in each Plan Year shall be equal to the amount that would have been credited to his Account in the Plan pursuant to Section 2.3 (other than the first sentence of Section 2.3(a)) for such Plan Year if he were eligible to participate in the Plan for such Plan Year, but taking into account only the Tax Limit imposed by Code §415. A Participant's Account in the Excess Benefit Plan shall be treated as an Account in the Plan for all purposes of the Plan.
B4. Payment Election. When an Employee first becomes eligible to participate in the Excess Benefit Plan, but not more than 30 days after such date, the Administrator may permit the Employee to make an election as to the form of payment of his benefit in accordance with Section 2.6(b) (provided that the Employee is not described in the provision to Section 2.6(b)(ii)), which election shall thereafter be treated as an election made under Section 2.6(b).
B5.Transfer to Plan. If an Employee who has been a Participant in the Excess Benefit Plan in any Plan Year subsequently becomes eligible to participate in the Plan pursuant to Section 2.1, his Account under the Excess Benefit Plan shall be transferred to the Plan, and he shall thereafter be considered a Participant in the Plan and shall be ineligible to again participate in the Excess Benefit Plan for so long as he remains an Employee, even if he subsequently becomes ineligible to participate in the Plan.”